Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN ACQUIRES MBT HOLDING CORP.
AS PART OF ITS MUSIC SEGMENT

BLOOMFIELD, Conn. (August 5, 2005) - - Kaman Corporation (NASDAQ:KAMNA) announced today that it has paid approximately $30 million, subject to a post-closing working capital adjustment, to acquire the majority of the assets and assume certain of the liabilities of MBT Holding Corp. and its subsidiaries, more commonly known as Musicorp, a wholesale distributor of musical instruments and accessories headquartered in Charleston, South Carolina. The acquisition is expected to be accretive to Kaman earnings in 2005.

Kaman is the industry’s largest independent distributor of musical instruments and accessories with warehouses in Bloomfield, Connecticut; Portland, Tennessee; and Ontario, California. In addition to distributing general musical products, Kaman’s Music segment, with sales of $79.4 million for the first half of 2005, owns or exclusively represents many world-renowned brand names such as Ovation guitars, Takamine guitars, Gretsch drums, Gibraltar drum hardware and Latin Percussion hand drums.

MBT is the second largest U.S. distributor of musical instruments and accessories after Kaman with sales of approximately $30 million for the first half of 2005 and warehouses in Charleston, South Carolina; Louisville, Kentucky; Dallas, Texas; Reno, Nevada; and Rockville, Maryland. Prior to 2003, MBT is best known to most U.S. customers for its reliable and user-friendly distribution operations functioning under the Musicorp name. In 2003, MBT acquired two smaller wholesale distribution companies, Midco International of Effingham, Illinois, and M&A Sales of Rockville, Maryland. MBT will operate as a separate unit within Kaman’s Music segment.

Paul Kuhn, chairman, president and CEO of Kaman Corporation, said, “This acquisition will put Kaman in a much stronger position to take advantage of logistical, technological and operational efficiencies that are demanded in this highly competitive market. Our goal is to become an even closer partner with our customers, expand the market for our proprietary brands, form new alliances and strengthen current relationships with manufacturers and product suppliers.”

Bob Saunders, president of Kaman Music, said, “The product offering and the in-market delivery systems of our two companies, while being somewhat different, are actually quite complementary. We anticipate that our customers will find this acquisition fairly transparent and dealers will continue to be called on by both the Kaman and the MBT sales teams. Additionally, this acquisition will afford Kaman Music the opportunity to expand our proprietary product offerings beyond what we are currently able to achieve with one sales team alone.”

Dan Mahoney, president of MBT, added, “The marriage of Kaman Music and MBT is a natural one. With so much consolidation going on in the music business today, it is logical that our combined companies will be better able to serve our customers’ needs than two individual companies standing alone. The combined warehouse space of the two companies exceeds 600,000 square feet. Kaman has a tremendous IT department that will help electronically link all our customers directly into our inventories. Our sales team is eager to continue to grow MBT on its already firm foundation.”

Kaman Corporation is headquartered in Bloomfield, Conn. and conducts business in the aerospace, industrial distribution and music markets.

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Forward-Looking Statements
This release may contain forward-looking information relating to the corporation's business and prospects, including the aerospace, industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the corporation does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the corporation, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the corporation's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the corporation's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) successful replacement of the Corporation’s current revolving credit facility; 18) whether the proposed recapitalization is completed; 19) risks associated with the course of litigation; 20) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 21) the effects of currency exchange rates and foreign competition on future operations; and 22) other risks and uncertainties set forth in Kaman's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The corporation assumes no obligation to update any forward-looking statements contained in this release.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com